Exhibit 99.1

CVG REPORTS SECOND QUARTER 2024 RESULTS

EPS of $(0.05), Adjusted EPS of $0.06, reflecting additional restructuring activity
Adjusted EBITDA of $10.0 million, free cash flow of $6.4 million
Strategic actions taken to strengthen Vehicle Solutions Business
Provides updated guidance for full year 2024

NEW ALBANY, OHIO (August 5, 2024) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its second quarter ended June 30, 2024.

Second Quarter 2024 Highlights (Compared with prior year, where comparisons are noted)
•Revenues of $229.9 million, down 12.3%, due primarily to a global softening in customer demand.
•Operating income of $0.8 million, down 95.2%; adjusted operating income of $5.7 million, down 65.9%. The decrease in operating income was driven primarily by lower sales volumes, partially offset by reduced SG&A.
•New business wins in the quarter of approximately $32 million when fully ramped, bringing the year-to-date total to $80 million; these wins were concentrated in our Electrical Systems segment, and includes meaningful wins in our Vehicle Solutions segment.
•Net loss of $1.6 million, or $(0.05) per diluted share and adjusted net income of $2.1 million, or $0.06 per diluted share, compared to net income of $10.1 million, or $0.30 per diluted share and adjusted net income of $10.7 million, or $0.32 per diluted share.
•Adjusted EBITDA of $10.0 million, down 51.9%, with an adjusted EBITDA margin of 4.3%, down from 7.9%.

James Ray, President and Chief Executive Officer, said, “CVG continues to drive its strategic transformation, despite second quarter results that were challenged due to multiple factors. In particular, we witnessed continued softening in the construction and agricultural end markets and reduced volumes in our new business win launches, impacting our key growth segment in Electrical Systems. We also experienced operational inefficiencies in our Vehicle Solutions segment resulting from a new product launch with a major customer across multiple sites as well as activities to prepare our Cab Structures Business for sale. We made incremental investments in both internal and external support teams deployed to the affected facilities and expect to achieve more stability during the balance of the year. These market dynamics and operational activities weighed on second quarter profitability. While we are disappointed with our second quarter performance, we are taking proactive steps to right-size our cost structure and improve operational execution as we navigate a lower demand environment.”

Mr. Ray concluded, “Despite these challenges in the second quarter, we continue to position CVG for future success. We maintained our strong track record of procuring new business wins in the quarter and recently announced the sale of our Cab Structures Business, that is expected to close in the second half of 2024, which will serve to further streamline our product portfolio and aligns with our transformation strategy to reduce cyclicality, balance customer concentration, and strengthen our Vehicle Solutions business. We expect the trend of OEM's insourcing components of their cab manufacturing to continue, so monetizing the facility now will create value for shareholders and will allow us to redeploy capital in key areas to improve our operating model. Strategic actions like this one, combined with our ongoing cost reduction and business optimization efforts, are expected to position CVG to benefit from the anticipated improvement in market conditions.”

Andy Cheung, Chief Financial Officer, added, “We are taking swift action to respond to the end market and operational challenges through restructuring and headcount reduction efforts to improve profitability. We’ve incurred $6.8 million in restructuring expenses year-to-date and have reduced our headcount by more than 10%. Additionally, we have made progress on the strategic evaluation of our Industrial Automation segment, which we believe will culminate in the third quarter of this year and is reflected in our guidance. We are adjusting our annual guidance ranges for fiscal year 2024 to reflect current market trends to include the deterioration in global construction and agriculture markets, and we are providing an adjusted version of the updated guidance for the Cab Structures and Industrial Automation businesses. Following closing, we anticipate that the majority of the disposition proceeds will support debt paydown as we further strengthen our balance sheet.”

Second Quarter Financial Results
(amounts in millions except per share data and percentages)

	Second Quarter
	2024	2023	$ Change	% Change
Revenues	$229.9	$262.2	$(32.3)	(12.3)%
Gross profit	$21.0	$38.4	$(17.4)	(45.3)%
Gross margin	9.1%	14.6%
Adjusted gross profit [1]	$25.6	$39.1	$(13.5)	(34.5)%
Adjusted gross margin [1]	11.1%	14.9%
Operating income	$0.8	$15.9	$(15.1)	(95.0)%
Operating margin	0.3%	6.1%
Adjusted operating income [1]	$5.7	$16.7	$(11.0)	(65.9)%
Adjusted operating margin [1]	2.5%	6.4%
Net income (loss)	$(1.6)	$10.1	$(11.7)	(115.8)%
Adjusted net income [1]	$2.1	$10.7	$(8.6)	(80.4)%
Earnings (loss) per share, diluted	$(0.05)	$0.30	$(0.35)	(116.7)%
Adjusted earnings per share, diluted [1]	$0.06	$0.32	$(0.26)	(81.3)%
Adjusted EBITDA [1]	$10.0	$20.8	$(10.8)	(51.9)%
Adjusted EBITDA margin [1]	4.3%	7.9%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results

Second Quarter 2024 Results
•Second quarter 2024 revenues were $229.9 million, compared to $262.2 million in the prior year period, a decrease of 12.3%. The overall decrease in revenues was due to a softening in customer demand impacting all segments and the wind-down of certain programs in our Vehicle Solutions segment.
•Operating income in the second quarter 2024 was $0.8 million compared to $15.9 million in the prior year period. The decrease in operating income was attributable to the impact of lower sales volumes, operational inefficiencies and increased restructuring charges. Second quarter

2024 adjusted operating income was $5.7 million, compared to $16.7 million in the prior year period.
•Interest associated with debt and other expenses was $2.5 million and $2.8 million for the second quarter 2024 and 2023, respectively.
•Net loss was $1.6 million, or $(0.05) per diluted share, for the second quarter 2024 compared to net income of $10.1 million, or $0.30 per diluted share, in the prior year period.

On June 30, 2024, the Company had $7.0 million of outstanding borrowings on its U.S. revolving credit facility and no outstanding borrowings on its China credit facility, $39.3 million of cash and $152.9 million of availability from the credit facilities, resulting in total liquidity of $192.2 million.

Second Quarter 2024 Segment Results

Vehicle Solutions Segment
•Revenues were $140.9 million compared to $152.7 million for the prior year period, a decrease of 7.7%, due to lower customer demand and the wind-down of certain operations.
•Operating income was $5.1 million, compared to $14.1 million in the prior year period, a decrease of 64.1%, primarily attributable to lower customer demand, operational remediation investments, and increased freight costs partially offset by lower SG&A. Second quarter 2024 adjusted operating income was $8.3 million compared to $14.5 million in the prior year period.
Electrical Systems Segment
•Revenues were $50.2 million compared to $63.6 million in the prior year period, a decrease of 21.2%, primarily due to a global softening in the Construction & Agriculture end-markets and the phase out of certain lower margin business.
•Operating income was $0.5 million compared to $7.7 million in the prior year period, a decrease of 93.4%. The decrease in operating income was primarily attributable to lower customer demand, restructuring costs, labor inflation, and unfavorable foreign exchange impacts. Second quarter 2024 adjusted operating income was $1.9 million compared to $7.7 million in the prior year period.

Aftermarket & Accessories Segment
•Revenues were $33.9 million compared to $36.8 million in the prior year period, a decrease of 8.1%, primarily as a result of lower sales volume due to decreased customer demand and the reduction of backlog in the prior period.
•Operating income was $4.5 million compared to $5.5 million in the prior year period, a decrease of 19.4%. The decrease in operating income was primarily attributable to lower sales volumes, product mix and higher labor and benefit costs. Second quarter 2024 adjusted operating income was $4.7 million compared to $5.5 million in the prior year period.
Industrial Automation Segment
•Revenues were $5.0 million compared to $9.0 million in the prior year period, a decrease of 44.6%, as a result of lower sales volume due to decreased customer demand.
•Operating loss was $1.0 million, compared to $2.1 million in the prior year period. The decrease in operating loss was primarily attributable to benefits from recently implemented restructuring programs. Second quarter 2024 adjusted operating loss was $0.9 million, compared to $1.7 million in the prior year period.

Outlook

CVG issued the following outlook for the full year 2024 which reflects both market developments and pending strategic portfolio actions:

Metric	Prior 2024 Outlook	Revised 2024 Outlook	Adjusted Revised 2024 Outlook (1)
Net Sales	$915 - $1,015	$900 - $960	$730 - $780
Adjusted EBITDA	$60 - $73	$42 - $52	$28 - $36

(1) This Adjusted outlook excludes any contribution from CVG’s Cab Structures or Industrial Automation businesses in 2024. On July 31, 2024, CVG signed an asset purchase agreement for the sale of the Cab Structures business, with closing expected in the second half of 2024. Separately, CVG is currently exploring strategic alternatives for the Industrial Automation business.

This outlook reflects, among others, current industry forecasts for North America Class 8 truck builds. According to ACT Research, 2024 North American Class 8 truck production levels are expected to be at 308,000 units. The 2023 actual Class 8 truck builds according to the ACT Research was 340,247 units.

Agriculture and construction market conditions have deteriorated relative to our prior update in March 2024. Based on industry data, we now project segments within global agriculture market demand to be down 15% to 20% and construction market demand to be down 10% to 15% in 2024.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, August 6, 2024, at 8:30 a.m. ET. Management intends to reference the Q2 2024 Earnings Call Presentation during the conference call. To participate, dial (800) 549-8228 using conference code 11335. International participants dial (289) 819-1520 using conference code 11335.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 660-6264 using access code 11335#.

Company Contact
Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to closing of the recently announced sale of its Cab Structures Business, its plans to improve financial results, the future of the Company’s end markets, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction and agricultural equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Other Information

Throughout this document, certain numbers in the tables or elsewhere may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
###

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Six Months Ended June 30, 2024 and 2023
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues	$229,906	$262,194	$461,974	$524,903
Cost of revenues	208,927	223,793	414,330	451,293
Gross profit	20,979	38,401	47,644	73,610
Selling, general and administrative expenses	20,219	22,457	40,312	43,022
Operating income	760	15,944	7,332	30,588
Other expense	207	307	419	105
Interest expense	2,488	2,804	4,739	5,694
Income (loss) before provision for income taxes	(1,935)	12,833	2,174	24,789
Provision (benefit) for income taxes	(334)	2,693	836	5,949
Net income (loss)	$(1,601)	$10,140	$1,338	$18,840
Earnings (loss) per Common Share:
Basic	$(0.05)	$0.31	$0.04	$0.57
Diluted	$(0.05)	$0.30	$0.04	$0.57
Weighted average shares outstanding:
Basic	33,393	33,051	33,359	32,960
Diluted	33,393	33,429	33,834	33,312

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	June 30, 2024	December 31, 2023
Current assets:
Cash	$39,341	$37,848
Accounts receivable, net	138,689	133,949
Inventories	132,556	128,082
Other current assets	35,634	27,863
Total current assets	346,220	327,742
Property, plant and equipment, net	75,530	73,468
Intangible assets, net	7,743	11,222
Deferred income taxes	34,158	33,568
Other assets, net	39,545	37,214
Total assets	$503,196	$483,214
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$100,810	$77,314
Accrued liabilities and other	49,557	52,562
Current portion of long-term debt and short-term debt	17,500	15,313
Total current liabilities	167,867	145,189
Long-term debt	124,458	126,201
Pension and other post-retirement benefits	9,593	9,196
Other long-term liabilities	31,671	29,696
Total liabilities	$333,589	$310,282
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	334	333
Treasury stock	(16,170)	(16,150)
Additional paid-in capital	267,230	265,217
Retained deficit	(44,846)	(46,184)
Accumulated other comprehensive loss	(36,941)	(30,284)
Total stockholders’ equity	169,607	172,932
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$503,196	$483,214

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Vehicle Solutions		Electrical Systems		Aftermarket and Accessories		Industrial Automation		Corporate/Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Revenues	$140,904	$152,730	$50,152	$63,625	$33,860	$36,829	$4,990	$9,010	$—	$—	$229,906	$262,194
Gross profit (loss)	11,557	20,904	3,167	10,345	6,447	7,788	(192)	(636)	—	—	20,979	38,401
Selling, general & administrative expenses	6,480	6,769	2,660	2,686	1,993	2,262	823	1,425	8,263	9,315	20,219	22,457
Operating income (loss)	$5,077	$14,135	$507	$7,659	$4,454	$5,526	$(1,015)	$(2,061)	$(8,263)	$(9,315)	$760	$15,944

	Six Months Ended June 30,
	Vehicle Solutions		Electrical Systems		Aftermarket and Accessories		Industrial Automation		Corporate/Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Revenues	$278,814	$313,315	$105,947	$118,373	$67,921	$74,458	$9,292	$18,757	$—	$—	$461,974	$524,903
Gross profit (loss)	27,785	40,374	7,721	18,643	12,886	15,015	(748)	(422)	—	—	47,644	73,610
Selling, general & administrative expenses	12,357	12,847	5,202	4,914	3,900	3,913	2,262	2,501	16,591	18,847	40,312	43,022
Operating income (loss)	$15,428	$27,527	$2,519	$13,729	$8,986	$11,102	$(3,010)	$(2,923)	$(16,591)	$(18,847)	$7,332	$30,588

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Gross profit	$20,979	$38,401	$47,644	$73,610
Restructuring	4,670	683	6,372	1,373
Adjusted gross profit	$25,649	$39,084	$54,016	$74,983
% of revenues	11.2%	14.9%	11.7%	14.3%

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating income	$760	$15,944	$7,332	$30,588
Restructuring	4,928	718	6,824	1,431
Total operating income adjustments	4,928	718	6,824	1,431
Adjusted operating income	$5,688	$16,662	$14,156	$32,019
% of revenues	2.5%	6.4%	3.1%	6.1%

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss)	$(1,601)	$10,140	$1,338	$18,840
Operating income adjustments	4,928	718	6,824	1,431
Adjusted provision for income taxes[1]	(1,232)	(180)	(1,706)	(358)
Adjusted net income	$2,095	$10,678	$6,456	$19,913

Diluted EPS	$(0.05)	$0.30	$0.04	$0.57
Adjustments to diluted EPS	$0.11	$0.02	$0.15	$0.03
Adjusted diluted EPS	$0.06	$0.32	$0.19	$0.60
1.Reported Tax Provision adjusted for tax effect of special charges at 25%

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income (loss)	$(1,601)	$10,140	$1,338	$18,840
Interest expense	2,488	2,804	4,739	5,694
Provision for income taxes	(334)	2,693	836	5,949
Depreciation expense	3,782	3,547	7,491	6,977
Amortization expense	720	864	1,483	1,696
EBITDA	$5,055	$20,048	$15,887	$39,156
% of revenues	2.2%	7.6%	3.4%	7.5%

EBITDA adjustments
Restructuring	$4,928	$718	$6,824	$1,431
Adjusted EBITDA	$9,983	$20,766	$22,711	$40,587
% of revenues	4.3%	7.9%	4.9%	7.7%

	Three Months Ended June 30, 2024
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$5,077	$507	$4,454	$(1,015)	$(8,263)	$760
Restructuring	3,236	1,379	197	116	—	4,928
Adjusted operating income (loss)	$8,313	$1,886	$4,651	$(899)	$(8,263)	$5,688
% of revenues	5.9%	3.8%	13.7%	(18.0)%		2.5%

	Six Months Ended June 30, 2024
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$15,428	$2,519	$8,986	$(3,010)	$(16,591)	$7,332
Restructuring	3,769	2,469	231	191	164	6,824
Adjusted operating income (loss)	$19,197	$4,988	$9,217	$(2,819)	$(16,427)	$14,156
% of revenues	6.9%	4.7%	13.6%	(30.3)%		3.1%

	Three Months Ended June 30, 2023
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$14,135	$7,659	$5,526	$(2,061)	$(9,315)	$15,944
Restructuring	340	—	—	378	—	$718
Adjusted operating income (loss)	$14,475	$7,659	$5,526	$(1,683)	$(9,315)	$16,662
% of revenues	9.5%	12.0%	15.0%	(18.7)%		6.4%

	Six Months Ended June 30, 2023
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$27,527	$13,729	$11,102	$(2,923)	$(18,847)	$30,588
Restructuring	423	8	—	1,000	—	1,431
Adjusted operating income (loss)	$27,950	$13,737	$11,102	$(1,923)	$(18,847)	$32,019
% of revenues	8.9%	11.6%	14.9%	(10.3)%		6.1%

	Three Months Ended		Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Cash flows from operating activities	$12,588	$11,464	$10,232	$11,522
Purchases of property, plant and equipment	(6,207)	(5,858)	(11,266)	(9,179)
Free cash flow	$6,381	$5,606	$(1,034)	$2,343

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.